Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-212814

October 27, 2016

PPG INDUSTRIES, INC.

Issuer:	PPG Industries, Inc.	PPG Industries, Inc.

Title of Securities:	0.000% Notes due November 3, 2019	0.875% Notes due November 3, 2025

Long-Term Debt Ratings*:	Moody’s: A3 (stable ) Fitch: A- (stable) S&P: A- (stable)	Moody’s: A3 (stable) Fitch: A- (stable) S&P: A- (stable)

Format:	SEC Registered	SEC Registered

Principal Amount Offered:	€300,000,000	€600,000,000

Trade Date:	October 27, 2016	October 27, 2016

Settlement Date (T+5):	November 3, 2016	November 3, 2016

Maturity Date:	November 3, 2019	November 3, 2025

Listing:	PPG Industries, Inc. intends to apply to list the Notes on the New York Stock Exchange	PPG Industries, Inc. intends to apply to list the Notes on the New York Stock Exchange

Price to Public:	99.632% of the principal amount offered	98.836% of the principal amount offered

Coupon:	0.000% per annum	0.875% per annum

Yield to Maturity:	0.123%	1.011%

Spread to Benchmark Security:	OBL + 72.8 bps	DBR +101.1 bps

Benchmark Security:	OBL 0.25% due October 11, 2019	DBR 1.00% due August 15, 2025

Benchmark Security Spot and Yield:	102.550% /-0.605%	108.790% / 0.000%

Mid-Swap Yield	-0.127%	0.411%

Spread to Mid-Swap Yield	25 bps	60 bps

Interest Payment Date:	November 3 of each year, commencing on November 3, 2017	November 3 of each year, commencing on November 3, 2017

Make-Whole Call:	Prior to October 3, 2019 (the date that is one month prior to maturity), the greater of par or make-whole at the applicable Comparable Government Bond Rate (as defined in the prospectus supplement) plus 10 bps	Prior to August 3, 2025 (the date that is three months prior to maturity), the greater of par or make-whole at the applicable Comparable Government Bond Rate (as defined in the prospectus supplement) plus 15 bps

Par Call:	On or after October 3, 2019	On or after August 3, 2025

CUSIP/ISIN/Common Code:	693506BL0/XS1405766467/140576646	693506BM8/XS1405769487/140576948

Day Count Convention:	Actual/Actual (ICMA)	Actual/Actual (ICMA)

Joint Book-Running Managers:	J.P. Morgan Securities plc BNP Paribas MUFG Securities EMEA plc	J.P. Morgan Securities plc BNP Paribas MUFG Securities EMEA plc

Passive Bookrunner:	HSBC Securities (USA) Inc.	HSBC Securities (USA) Inc.

Senior Co-Managers:

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (Europe)

    Limited

Citigroup Global Markets Limited

Deutsche Bank AG, London Branch

Goldman, Sachs & Co.

Mizuho International plc

PNC Capital Markets LLC

SMBC Nikko Capital Markets

    Limited

Société Générale

TD Securities (USA) LLC

Wells Fargo Securities International

    Limited

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (Europe)

    Limited

Citigroup Global Markets Limited

Deutsche Bank AG, London Branch

Goldman, Sachs & Co.

Mizuho International plc

PNC Capital Markets LLC

SMBC Nikko Capital Markets

    Limited

Société Générale

TD Securities (USA) LLC

Wells Fargo Securities International

    Limited

Co-Managers:	ANZ Securities, Inc. Banco Santander, S.A. Morgan Stanley & Co. International plc Sandler O’Neill & Partners, L.P. The Huntington Investment Company U.S. Bancorp Investments, Inc.	ANZ Securities, Inc. Banco Santander, S.A. Morgan Stanley & Co. International plc Sandler O’Neill & Partners, L.P. The Huntington Investment Company U.S. Bancorp Investments, Inc.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

This final term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated October 27, 2016 and accompanying prospectus dated August 1, 2016.

We expect to deliver the securities described herein against payment on or about the Settlement Date, which will be the fifth business day following the date of the pricing of the securities (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the securities on the date of pricing or the next succeeding business day should consult their own advisor.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc collect at 44-207-134-2468, BNP Paribas at 44-20-7595-8222 or MUFG Securities EMEA plc at 44-20-7628-5555.

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